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                                       FILED PURSUANT TO RULE 424 (b) (3) AND(c)
                                                           FILE NUMBER 333-41286


          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 8, 2000

                                2,044,560 shares

                                DATA RACE, Inc.
                           common stock, no par value

                 ---------------------------------------------

     This prospectus supplement supplements our prospectus dated September 8, 2000 relating to the resale by certain selling shareholders of up to 2,044,560 shares of our common stock, no par value, which may be offered and sold from time to time by the selling shareholders. We will receive no part of the proceeds from any of the sales of these shares. The "Selling Shareholders" section of the original prospectus is hereby amended and supplemented to reflect a change in the exercise price of certain warrants issued to certain selling shareholders. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.

            The date of this prospectus supplement is June 6, 2001.
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                                       FILED PURSUANT TO RULE 424 (b) (3) AND(c)
                                                           FILE NUMBER 333-41286


                              SELLING SHAREHOLDERS

     The "Selling Shareholders" section of the prospectus is hereby amended and supplemented as follows:

     On page 7 of the prospectus, the subsection "Material Terms of the
Warrants", the   paragraph thereon is hereby deleted in its entirety and
replaced with the following sentence:

     "We also issued warrants to purchase 460,027 shares of our common stock which have an exercise price of $0.12 per share and we issued warrants to purchase 11,795 shares of our common stock which have an exercise price of $5.45 per share".

     Except as set forth in this prospectus supplement there is no change to the section entitled "Selling Shareholders" in the original prospectus. We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.